UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2014

SunEdison Semiconductor Limited
(Exact Name of Registrant as Specified in its Charter)

Singapore (State or other jurisdiction of incorporation or organization)	15-85854 (Commission File Number)	N/A (I.R.S. Employer Identification Number)

11 Lorong 3 Toa Payoh, Singapore (Address of principal executive offices)	319579 (Zip Code)

(65) 6681-9300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On December 18, 2014, SunEdison Semiconductor Limited (the “Company”) initiated the termination of certain employees as part of a workforce restructuring plan. The plan is designed to realign the workforce, to improve profitability, and support new growth market opportunities. The plan is expected to result in a total reduction of approximately 120 positions, or approximately 3% of the Company’s global workforce. The majority of the affected employees are outside of the United States. The Company expects the workforce restructuring plan to be completed by the end of the first half of 2015.
The Company estimates that it will record a pre-tax charge of approximately $3 million to $4 million, with a substantial majority of the charge recorded in the fourth quarter of 2014, related to the workforce restructuring, consisting of severance and other one-time termination benefits, substantially all of which will be comprised of cash expenditures. The number of positions affected by the plan and the cost estimates associated with the plan are the Company’s current estimates and are subject to change, including as a result of processes conducted pursuant to local laws in the affected non-U.S. jurisdictions.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b ) On December 18, 2014, Douglas L. Wilson, the Company’s Senior Vice President and General Manager, resigned from the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON SEMICONDUCTOR LIMITED
Date:	December 23, 2014	By:	/s/ Shaker Sadasivam
Name: Shaker Sadasivam Title: President and Chief Executive Officer